UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2024
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Context Therapeutics Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-40654	86-3738787
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Market Street, Suite 3915, Unit#15
Philadelphia, Pennsylvania 19103
(Address of principal executive offices including zip code)

(267) 225-7416
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading	Name of exchange
	Symbol	on which registered
Common Stock	CNTX	The Nasdaq Stock Market
$0.001 par value per share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Agreement.

On February 29, 2024, Context Therapeutics Inc. (the “Company”) amended its collaboration and licensing agreement with Integral Molecular, Inc. (“Integral”) (the “Integral License Agreement”) for the development of a CLDN6 bispecific monoclonal antibody for cancer therapy (the "Licensed Rights"). In the course of the Company's further due diligence review of its CTIM-76 asset developed under the Integral License Agreement ("CTIM-76"), the Company determined that certain of the Licensed Rights may incorporate intellectual property rights currently held by a third party. Specifically, the Company is aware of issued patents in the United States and certain foreign jurisdictions expiring in January 2034 that potentially cover certain of the intellectual property included in CTIM-76. While the Company believes it will have reasonable defenses against any potential claim of infringement, the Company may not be successful in such efforts, and it also may not be able to obtain a license to such patents on commercially reasonable terms, or at all.

As a result of this determination, the parties amended the Integral License Agreement to reflect updated financial terms. As part of Amendment 2 to the Integral License Agreement ("Second Amendment"), Integral's right to receive certain future payments will be reduced as follows: aggregate development and regulatory milestone payments will be reduced from $55 million to $15 million, aggregate sales milestone payments will be reduced from $130 million to $12.5 million, and a tiered royalty of 8-12% that commenced at first commercial sale will be reduced to a flat royalty rate of 6% on net sales beginning no sooner than February 1, 2034. The Second Amendment also narrows the license grant from Integral to the Company to only cover CTIM-76, removes any further obligation of the Company to reimburse Integral for any independently obtained research funding Integral applied against CTIM-76 research, and includes mutual releases by the parties.

The reduced development and regulatory milestones now reflect a payment due at each of: first patient’s first screening visit in a Phase 1b/2 or Phase 2 clinical trial for CTIM-76, first patient’s first screening visit in a Phase 3 clinical trial for CTIM-76, United States marketing approval for CTIM-76, European Union marketing approval for CTIM-76, United Kingdom marketing approval for CTIM-76, and Japan marketing approval for CTIM-76. The amended commercial milestones now also reflect a payment due upon the achievement of annual net sales of $500 million and annual net sales of $1 billion.

The foregoing is a brief description of the material terms and conditions of the Second Amendment, and is qualified in its entirety by reference to the Second Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On March 6, 2024, the Company updated its corporate presentation for use in meetings with investors, analysts and others. A copy of the corporate presentation is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

* * *

The information in this Item 7.01 and Exhibit 99.1 attached hereto are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.    Description
10.1#    Amendment No. 2, dated February 29, 2024, to that certain Research Collaboration and License Agreement, dated April 6, 2021, between Context Therapeutics LLC and Integral Molecular, Inc.
99.1        Context Therapeutics Inc. Corporate Presentation - March 2024
104        Cover Page Interactive Data File (embedded within the inline XBRL document)

# Certain information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2024	Context Therapeutics Inc.

By: /s/ Martin A. Lehr
Name: Martin A. Lehr
Title: Chief Executive Officer